Exhibit 10.2E

                                    AGREEMENT

AGREEMENT entered into as of the ___ day of January, 2000 by and between Quintel Communications, Inc., a Delaware corporation with offices at One Blue Hill Plaza, Pearl River, New York 10965 (hereafter referred to as "Quintel"), and LCS Golf, Inc., a Delaware corporation with offices at 24 East 12th Street, New York, New York 10003 (hereafter referred to as "LCSG"). Quintel and LCSG are also sometimes referred to as a "Party" or the "Parties."

                                    RECITALS:

A. WHEREAS, LCSG is engaged in the marketing of products and services related to golf using the internet.

B. WHEREAS, Quintel is engaged in the development and operation of businesses marketing a variety of products and services using the internet.

C. WHEREAS, Quintel and LCSG wish to develop programs to market products and services to the visitors to and customers of LCSG's websites.

NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the parties, it is hereby agreed as follows:

1     Definitions.

      1.1   "Agreement" means this agreement between Quintel and LCSG.

      1.2 "Customer" means any Person acquiring products or services pursuant to the Marketing Program.

      1.3 "GAAP" means generally accepted U.S. accounting principles, consistently applied and consistent with past practices of the Party responsible for preparing the calculation.

      1.4 "Governmental Regulations" means any federal, state or local governmental rules and regulations governing the activities conducted under this Agreement.

      1.5 "Exclusive Quintel Products" means the product and service categories identified on Schedule 1.5 annexed hereto.

      1.6 "LCSG's Common Stock" means shares of LCSG's common stock with a par value of $.001 per share.

      1.7 "LCSG Data Base" means the information regarding the visitors to and customers of the LCSG Websites and other persons otherwise available to LCSG, including but not limited to, their names, telephone numbers, addresses, and e-mail addresses.

      1.8 "LCSG Products and Services" means any of the products and services marketed by LCSG or any of its Affiliates during the Term.

      1.9 "LCSG Websites" means any of the websites owned, sponsored or controlled by LCSG now or at any time during the term of this Agreement; LCSG's current websites are identified on Schedule 1.9 annexed hereto.

      1.10 "Marketing Materials" means advertisements in all media (including the internet, print, television and radio), brochures, solicitation materials, scripts, displays, or other information which describes


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            or otherwise relates to the Marketing Programs and used to solicit customers for the Marketing Programs.

      1.11 "Marketing Program" means any one of the Actual Quintel Programs or LCSG Sales Promotions for the marketing of products and services developed by the parties under this Agreement.

      1.12 "Member Record Fee" means the fee of twenty-five cents ($0.25) for every valid Name delivered to Quintel or its Affiliate for registration in multibuyer.com, referred to in paragraph 2.9.1 of this Agreement.

      1.13 "Member Record" has the meaning set forth in paragraph 2.10.1 of this Agreement.

      1.14 "Multibuyer Record Fee"has the meaning set forth in paragraph 2.10.1 of this Agreement.

      1.15 "Names" means the name, address (street, post-office box or e-mail), telephone number or other means of identification of any individual, person or entity identified in the LCS Data Base.

      1.16 "Net Revenue" means gross revenues generated by a Sales Program, less direct out-of-pocket costs of acquiring Program Products and Services (including royalties or fees to third parties), the cost of producing the Marketing Materials and all other expenses directly related to the Actual Quintel Program incurred by either Party, determined in accordance with GAAP.

      1.17  "Option" has the meaning set forth in Section 4.1 of this Agreement.

      1.18  "Parties" means Quintel and LCSG.

      1.19 "Person" means any individual, corporation, partnership, trust, or other entity.

      1.20 "Program Data Base" means the information regarding the Customers of the Marketing Program and the other Persons solicited by or responding to the Marketing Materials, including but not limited to, their names, telephone numbers, addresses, and e-mail addresses, and any list of customers generated by the Marketing Programs by either Party.

      1.21 "Program Products and Services" means any of the Quintel Products or Services marketed as part of a Sales Program conducted under this Agreement.

      1.22 "Quintel Banner Ads" has the meaning set forth in Section 2.2 of this Agreement.

      1.23 "Quintel E-Mail Promotions" has the meaning set forth in Section 2.1 of this Agreement.

      1.24 "Quintel-Golf Hyper-Link" has the meaning set forth in Section 2.3 of this Agreement.

      1.25  "Quintel Off-line Promotions" has the meaning set forth in Section
            2.4 of this Agreement.

      1.26 "Quintel Products and Services" means any Quintel's or its Affiliates' products, services, or programs or marketing campaigns (including those of Quintel's marketing partners or co-venturers), which Quintel markets or which Quintel acquires the right to market from time to time, and includes product or service offerings whose primary purpose is to capture customer data rather than generate revenue.

      1.27 "Quintel Promotion" means any of the Quintel Banner Ads, Quintel E-Mail Promotions, Quintel-Golf Hyperlink or Quintel Off-line Promotions.


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      1.28  " Sales Program" means a particular program using any of the Quintel
            Promotions to market specific Quintel Products and Services under the Marketing Program.

2     Marketing Program.

      2.1 During the term of this Agreement, Quintel shall have the right to transmit e-mail messages marketing or promoting Quintel Products and Services to the LCS Database (such e-mail messages are referred to as "Quintel e-mail Promotions"). The maximum per month that number of e-mail messages to the Names in the LCSG Data Base equal to the product of (i) four (4) multiplied by (ii) the daily average during the immediately preceding month of the entire number of Names on the LCS Data Base, As an example of the foregoing calculation, if the number of names in the LCS Database equals 50,000 on the date hereof, Quintel may transmit up to 200,000 e-mail messages to Names in the LCS Database. If as of six months after the date hereof, the number of names in the LCS Database equals 100,000, the total number of e-mail messages which Quintel may transmit shall have increased to a total of 400,000.

      2.2 During the term of this Agreement, LCSG will make banner advertisements available to Quintel to for the marketing of the Exclusive Quintel Products (hereafter such banner advertisements are referred to as the "Quintel Banner Ads"). The banner advertisements will be displayed prominently on the LCS Websites and in a manner so that each visitor to an LCS website will see the banner advertisement.

      2.3 During the term of this Agreement, LCSG will permit Quintel to create hyperlinks once per month on one of the LCSG Websites selected by Quintel, to a Quintel Website designated by Quintel (referred to as the "Quintel-Golf Hyperlink") using any of the following methods: e-mail messages containing a Quintel-Golf Hyperlink, a newsletter to subscribers, or through text messages on the LCSG Website. The form and text of the methods used to create a hyperlink will be Quintel Product and Service.

      2.4 Quintel shall also have the right during the term of this Agreement to market any Quintel Products and Services to those names in the LCS Database which it deems appropriate using media other than the internet once per month during the term of this Agreement. Such solicitations may pertain to any Quintel Products and Services, selected by Quintel in its discretion (such marketing referred to as "Quintel Off-line Promotions").

      2.5 Quintel will determine in its discretion the nature and terms of the Quintel Products and Services to feature on the banner advertisements. It is understood that the Quintel Products and Services include products and services of Quintel's strategic partners and other entities with which it has marketing arrangements, including SkyMall, Inc., Cybergold and itarget, and that the consent of such third parties will be required for Quintel to market any of such products or services as part of the Marketing Program.

      2.6 Quintel will prepare the Marketing Materials for the Sales Promotions and submit them to LCSG for approval, which approval shall not be unreasonably withheld or delayed. LCSG will respond to any request by Quintel for approval hereunder within a reasonable period of time (not to exceed five (5) days), and if the approval is not granted, the Parties will attempt in good faith to promptly resolve any objections. Failure to respond shall be deemed to be approval.

            2.6.1 Each Party grants the other a non-exclusive license during the
                  Term to use the name, logos and trademarks and trade names of the other approved as part of the approved Marketing Materials.


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            2.6.2 Following the end of the Term, each Party will have the right to use the Marketing Materials as a basis for materials used in the marketing of other products and services, provided that the Party making use of the Marketing Materials does not use the name, trademarks, trade names, logos or other Confidential Information of the other Party.

      2.7 Quintel will be responsible for the management and execution of each Sales Program and will provide customer service for Quintel Products and Services (and its direct out-of-pocket expenses incurred in providing the foregoing services shall be borne equally by the parties).

      2.8 LCSG will provide at its expense any customer service required for any LCSG Products and Services sold as part of a Sales Program.

      2.9 LCSG will make available to Quintel the LCSG Web Sites for the conduct of the Quintel Promotions and the Sales Programs and provide Quintel with the LCSG Data Base.

      2.10 LCSG will give all visitors to the LCSG Websites the opportunity to opt-in to become a member of Quintel's the websites operated by Quintel's subsidiary under the name "multibuyer.com." or "grouplotto.com" as selected by Quintel. The Names of those persons who opt-in will be delivered individually or in a batch as requested by Quintel, in as fast a manner as possible (but at least once every 24 hours).

            2.10.1 Quintel will pay LCSG twenty-five cents ($0.25) for every valid Name delivered to Quintel or its Affiliate for registration in multibuyer.com (hereafter each valid record containing a Name is referred to as a "Member Record" and the $0.25 fee is referred to as the "Multibuyer Record Fee"); such payment will be made monthly within thirty (30) days after the end of each month in which a Member Record is delivered.

            2.10.2 Revenue derived by Quintel or its Affiliates from such registrations will not be part of Net Revenue.

      2.11 LCSG will permit Quintel to create a link for placement on the golfuniverse.com website to a custom version of Quintel's subsidiary's GroupLotto.com website, at which participants will be given the opportunity to win a lottery prize in excess of $1,000,000.00 (such custom version referred to as the "GroupLotto Golf Link"). Revenue derived by Quintel or its Affiliates from the GroupLotto Golf Link will not be part of Net Revenue, but the data regarding Customers and visitors to the GroupLotto Golf Link will be shared in accordance with Section 2.12 of this Agreement.

      2.12 All data regarding Customers and visitors captured from the promotions or sales conducted by Quintel and LCSG pursuant to the Marketing Programs shall be part of the Program Data Base, and all information contained in or derived from the Program Data Base may be used as either Party chooses, provided such use does not violate Governmental Regulations and except as otherwise provided in this Agreement.

            2.12.1 Each Party agrees that it will not during the term use the
                   Names in the Program Data Base to offer for sale products or services which compete with the products or services offered by the other Party.

            2.12.2 Notwithstanding the foregoing, LCSG shall not have the right to lease, rent or otherwise transfer the information contained in the Program Data Base to any third party.

      2.13 Customers of and visitors to the LCSG Web Sites responding to the Marketing Program will be properly informed, prior to the capture of any personal information about them, that such


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            information to be included in the Program Data Base will be used for marketing purposes and future solicitations.

      2.14 Quintel will have the exclusive right during the Term to market the Exclusive Quintel Products and Services to the LCSG Data Base.

      2.15 If during the Term either Party is notified or otherwise becomes aware of any complaint or formal investigation by any governmental authority of an alleged unfair or deceptive business practice or any other alleged violation of any Governmental Regulation with respect to the Marketing Program ("Complaint"), it shall provide the other Party with prompt written notice of the Complaint, and if the Complaint is initiated on the basis of the approved Marketing Materials, then such approved Marketing Materials shall be revised immediately to resolve such Complaint or the use of such approved Marketing Materials shall cease within five (5) calendar days of notification to Quintel of a Complaint. If the Complaint arises from a breach by a Party of its obligations under this Agreement, the non-breaching Party shall have the right to terminate this Agreement under the provisions of Paragraph 6.2 below.

3     Revenues and Expenses; Fees to Quintel for LCSG Sales Promotions.

      3.1 Net Revenue generated from the sale of Program Products and Services during the Term will be shared equally by the Parties. Quintel will account to LCSG for all revenue received from the sale of Program Products and Services, and if LCSG receives any revenue from the sale of Program Products and Services it will account for such revenue to Quintel; it is acknowledged and agreed that it is anticipated that all Net Revenue will be collected and distributed by Quintel. Only that revenue directly resulting from the sale of a Quintel Product or Service offered as part of a Sales Program will be included in revenue which is subject to the sharing provisions of this Section 3. Net Revenue subject to sharing under this Agreement shall be paid and distributed quarterly by the Party responsible for such payment and distribution, less reserves for bad debt and other reserves prudent and customary for the Sales Programs conducted under this Agreement.

            3.1.1 Each payment of Net Revenue will be accompanied by a report explaining the calculation of Net Revenue.

            3.1.2 It is understood and agreed that if a Quintel Promotion is used to drive traffic to a website of Quintel or one of its Affiliates, the revenue derived from any subsequent sale of a Quintel Product or Service will not be part of Net Revenue and will not be shared by the Parties, and that the revenue sharing arrangements described in this Agreement will only apply to the sale of a Quintel Product or Service offered for sale as part of a Quintel Promotion in a Sales Program conducted by Quintel.

      3.2 The costs and expenses incurred in the conduct of the Sales Programs will be paid by Quintel and deducted by Quintel in determining Net Revenues.

      3.3 Each Party shall bear its own general corporate overhead and administrative expenses in connection with the activities under this Agreement. Without limiting the foregoing, the LCSG Data Base will be provided by LCSG to Quintel for use in connection with the Sales Programs developed under this Agreement without any charge or expense.

      3.4 Each Party or its independent certified public accounting firm will have the right no more than once per calendar year during the Term of this Agreement and the two year period following the end of the Term to audit and/or cause an audit to be made of the separate records (collectively, the "Records") of the other Party with respect to the Marketing Program, including with respect to the calculation of Net Revenues. A Party seeking examination will have free and full access to the Records for such purpose on reasonable notice and at a mutually convenient time. Each Party will


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            retain the Records for a period of three (3) years following its rendition of any report or calculation of Net Revenue and amounts due to the other Party under this Agreement. In the event of underpayment or late payment of an amount due to a Party, the Party owing the amount will be liable for interest on the unpaid amount at the prime rate of interest announced as such in The Wall Street Journal, New York, NY on the first date immediately preceding the date payment was due, said interest to accrue from the date on which payment was due until date of payment. A Party's receipt or acceptance of any of any statements furnished hereunder or of any payments paid hereunder shall not preclude a Party from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall be immediately rectified and the appropriate payment shall be made, with interest as provided for herein. In the event that any audit of the Records indicates that amounts due a Party have been underpaid in excess of $25,000.00, the underpaying Party will reimburse the other Party to whom payment is due for its reasonable costs and expenses for such audit with interest as provided for herein.

      3.5 The provisions of this Section 3 shall survive the termination of this Agreement

4     Options to Purchase LCSG Stock.

      4.1 In consideration for Quintel's entry into this Agreement, LCSG has issued Quintel options (the "Options") to purchase up to 200,000 shares of LCSG's Common Stock exercisable for two (2) years from the date of issuance at an exercise price of $1.00 per share for 100,000 of the Options, and an exercise price of $2.00 per share for 100,000 of the Options; the Options are in the form of the Option Certificate annexed hereto as Schedule 4.

      4.2 Concurrently with the execution of this Agreement, the Parties have executed a Registration Rights Agreement with respect to the Warrants in the form annexed hereto as Schedule 4-1.

5     Confidentiality.

      5.1 A Party receiving information hereunder is hereinafter referred to as the "Receiving Party" and the party disclosing information is hereinafter referred to as the "Disclosing Party"; a Party's officers, directors, employees, agents, professional advisors and consultants are collectively referred to as "Representatives"). Both Parties understand that each Party may provide the other Party with certain proprietary and confidential information during the term of this Agreement. All such proprietary and confidential information furnished by the Disclosing Party or its Representatives to or on behalf of the Receiving Party (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof) and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Disclosing Party or its Representatives containing or based in whole or in part on any such furnished information is collectively referred to herein as the "Confidential Information". In addition, all such Confidential Information furnished by the Disclosing Party to the Receiving Party or its Representatives, (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof) and all analyses, compilations, data, studies notes, interpretations, memoranda or other documents prepared by the Disclosing Party or its Representatives containing or based in whole or in part on any such furnished information are also collectively referred to as the "Confidential Information." The term "Confidential Information" shall not include any documents, data or other information which (i) at the time of disclosure or thereafter is publicly available (other than as a result of a disclosure by the Receiving Party or Receiving Party's Representatives in violation hereof); (ii) was, is or becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party or its advisors, provided that such source was not known by Receiving Party to be prohibited from disclosing such information to Receiving Party by a legal, contractual or fiduciary obligation owed


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            to Disclosing Party; (iii) was or is already in Receiving Party's possession (other than Confidential Information furnished by or on behalf of Disclosing Party); or (iv) is independently developed by Receiving Party or on Receiving Party's behalf without violating Receiving Party's obligations of confidentiality hereunder. All Confidential Information provided by either Party shall not be disclosed or referred to publicly, or to any third party, except as permitted below. The Receiving Party will disclose the Confidential Information only to its Representatives directly concerned with the evaluation of the proposed Marketing Agreement. In the event that a Receiving Party or any of its Representatives become legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party or other such person from whom such Confidential Information is being sought shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the person required to provide such information agrees to furnish only such portion of the Confidential Information that is legally required to be furnished.

      5.2 Except as may be required by Governmental Regulations, neither Party shall issue a press release or make any public announcement regarding or relating to the Marketing Program without review by, and the prior consent of, the other Party. Quintel and LCSG shall consult with each other prior to any conference with the press or other news media relating to the Marketing Program, including consultation with regard to appropriate responses to questions from the press or other media about the Marketing Program.

      5.3 The provisions of this Section 5 shall survive the termination of this Agreement


6     Representations and Warranties; Indemnification.

      6.1 Each Party represents and warrants to the other Party that it is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof, and is not subject to, or a party to, any contract, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent its entry into or performance under this Agreement, and no consent of or other action by or notice to any third party is required in connection with the Party's entering into and performing under this Agreement, and that this Agreement and the transactions described in this Agreement have been duly authorized by all necessary corporate action.

      6.2 LCSG represents that the issuance and delivery of the Options and execution and delivery of the Registration Rights Agreement have been duly authorized by all necessary corporate action, that it has reserved for issuance a sufficient number of shares of LCSG Common Stock issuable upon exercise of the Options, that all of such shares have been duly authorized, and when the Options are exercised and the exercise price has been paid, will be fully paid and non-assessable.

      6.3 The Parties will be jointly and severally responsible for any liabilities of or claims against either of them arising from the conduct of the Marketing Program, provided the Party whose activities give rise to the claim conducted such activities in accordance with the approved Sales Programs and Marketing Materials.


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      6.4   Each Party will indemnify the other Party and hold the other Party harmless from any liability, cost or expense arising solely from a breach of its representations and warranties in Paragraphs 6.1 or a breach by the Party of its obligations under paragraph 6.2.

      6.5 A party entitled to indemnification under this Agreement shall be referred to hereafter as an "Indemnified Party" and a party obligated to provide indemnification shall be referred to hereafter as an "Indemnifying Party". If at any time an Indemnified Party shall claim indemnification from an Indemnifying Party for any Loss or, in the reasonable judgment of the Indemnified Party, for what, in the future, may result in a Loss ("Anticipated Loss") due to the filing, at or before the time of such claim, of an action, claim or suit with an arbitrator, mediator, court or other governmental entity as to which the Indemnified Party is entitled to indemnification under this Agreement ("Claim"), then the Indemnified Party shall promptly send written notice of the same (a "Notice of Claim") to the Indemnifying Party describing such Claim in reasonable detail. A Notice of Claim shall specify the basis for such Claim supported by relevant information and documentation.

            6.5.1 If the Indemnifying Party shall allege that the Indemnified Party is not entitled to indemnification with respect to such Claim, it shall give written notice of such objection (a "Notice of Objection") to the Indemnified Party within 15 business days after receipt by the Indemnifying Party of the Notice of Claim, specifying the basis of the objections. If the Indemnifying Party does not give a Notice of Objection within such 15 business days, or shall have agreed to pay such Claim in whole or in part within such 15 business-day period, the Indemnifying Party shall thereupon be liable for the payment of all Losses relating to such Claim, except as otherwise provided in Section 6.4.2 herein.

            6.5.2 In the event that the Indemnified Party shall have timely given a Notice of Objection in whole or in part to any Notice of Claim, during the 20-day period following that date, the Indemnified Party and the Indemnifying Party shall privately attempt to resolve the Claim. If the Indemnified Party and the Indemnifying Party shall have failed to resolve or compromise or agree to postpone resolution of the Claim within such 20-day period, then the Claim shall be settled by arbitration in New York, New York (the place in which the arbitration is to be held shall be referred to as the "Arbitration Venue"), as determined by the three arbitrators referred to in Paragraph 6.4.3 below, in accordance with the rules of the American Arbitration Association and the procedures set forth below.

            6.5.3 Each of (A) the Indemnified Party and (B) the Indemnifying Party shall appoint one arbitrator, and the two arbitrators so appointed shall then together appoint a third arbitrator ("neutral arbitrator") from a list of persons supplied by the American Arbitration Association in the Arbitration Venue. If one party shall fail to appoint the arbitrator to be appointed by it within 15 days after the end of the 20-day period provided for in Section 6.4.2 above, the arbitrator appointed by the other party shall select from a list of persons supplied by the American Arbitration Association a person who shall serve as the single neutral arbitrator for purposes of the arbitration. If each party shall have appointed one arbitrator, but such designees cannot agree on the person to act as the neutral arbitrator within a period of 15 days after the appointment of the second arbitrator, then either party may apply to the American Arbitration Association in the Arbitration Venue, which shall appoint a neutral arbitrator. The arbitrators shall conduct the arbitration with all reasonable dispatch in accordance with the rules of the American Arbitration Association, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the rules of civil procedure of the state in which the Arbitration Venue is located pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrators shall render a written award (the "Award") which shall be delivered to the Indemnified Party and the Indemnifying Party. An Award hereunder may be used as a basis for the entry of


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                   judgment in any jurisdiction. In the event the parties have submitted a Claim for an Anticipated Loss to arbitration under this Section 6 then the arbitrators may, in their sole discretion, postpone resolution of the Claim until the time which they have determined, in their sole discretion, to be the time when such Anticipated Loss shall have occurred or passed.

            6.5.4 Prior to making the Award, the arbitrators shall direct the Indemnified Party and the Indemnifying Party to submit statements describing any element of Loss or Anticipated Loss as to which a Claim is made that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Loss or Anticipated Loss, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrators. All fees of the arbitrator and administrative expenses of the American Arbitration Association shall be treated as costs for purposes of this
                   Section 6. As a part of each Award made pursuant to this Agreement, the arbitrators shall allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Loss or the date the Anticipated Loss becomes a Loss to the date of payment at the rate of 10% per annum.

            6.5.5 The Award shall be a conclusive determination of the matter and shall be binding upon the Indemnified Party and the Indemnifying Party, and shall not be contested by either of them. The Indemnifying Party shall satisfy its obligations to pay an Award in cash.

            6.5.6 If the subject of a Claim involves a third-party claim which has not yet been determined, the arbitrators may in their discretion make a separate determination solely as to whether the third-party claim is one for which indemnification may be had or may defer a determination as to whether indemnification may be had pending the further development of information as to the nature of the third-party claim. If the arbitrators determine that the third-party claim is not subject to indemnification, they shall set forth the basis of his decision in detail, which decision shall be deemed to be an "Award" hereunder.

            6.5.7 If the Indemnified Party requests that the Indemnifying Party defend it against a Claim involving an Anticipated Loss, then the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such Claim (including the employment of counsel, who shall be counsel satisfactory to the Indemnified Party,) and the payment of expenses. If the Indemnified Party does not request the Indemnifying Party to defend it against such Claim or the Indemnifying Party fails to assume the defense of such Claim within a reasonable time after having been requested by the Indemnified Party to assume the defense, then the Indemnified Party shall have the right to defend himself in any such action and, if appropriate under Section 4(a) above, be indemnified for his costs and fees of defense by the Indemnifying Party. The Indemnified Party, at its own cost, may employ separate counsel to assert, based on an opinion of counsel to the Indemnified Party, one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party; the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party in respect of such different or additional defenses. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Loss by reason of such settlement or judgment and the Indemnifying Party shall thereupon be liable for the payment of such Loss.

      6.6 The provisions of this Section 6 shall survive the termination of this Agreement.

7     Term; Termination.

      7.1 The term of this Agreement shall commence on the date hereof and continue for two (2) years thereafter, unless sooner terminated in accordance with this Agreement.

      7.2 Either Party may terminate this Agreement in the event of a default by the other Party in the performance of any of its material obligations under this Agreement which is not cured within thirty
            (30) days after notice of such default has been given to the Party alleged to be in default by the other Party.

      7.3 Either Party may give the other Party notice of its intention to terminate this Agreement if at least one (1) Sales Program is not being conducted during any twelve (12) month period after the date hereof, and if a Sales Program is not approved or conducted within the sixty (60) day period following such notice, the Party giving the notice may terminate this Agreement on notice to the other Party.

      7.4 Either Party may terminate this Agreement upon notice to the other Party if an "Event" occurs with respect to the other Party. For purposes of this paragraph, an "Event" shall mean:

            7.4.1 a Party liquidates, winds up its business, dissolves or terminates it existence;

            7.4.2 any voluntary proceeding by a Party is commenced under any chapter of the Federal Bankruptcy Code or other law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors, or any such proceeding is commenced against a Party and such proceeding is not dismissed within sixty (60) days from the date on which it is filed or instituted; or a Party shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature or that it is otherwise insolvent.

8     Miscellaneous.

      8.1 Assignment. Neither Party may assign its rights and obligations under this Agreement without the consent of the other Party.

      8.2 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service, if delivered by priority overnight delivery between any two points within the United States; or (c) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, or such other address as shall be furnished in writing by like notice by any such party.

      8.3 Waiver. No waiver by a party of any breach of this Agreement by the other shall be deemed to be a waiver of any preceding or subsequent breach.

      8.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

      8.5 No Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and the other persons executing this Agreement.

      8.6 "Force Majeure". Neither Party shall be considered to be in default in the performance of any obligations under this Agreement when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force," as used in this Agreement, shall mean an unanticipated event which is not reasonably within the control of the affected Party and which by exercise of reasonable due diligence, such affected Party could not reasonably have been expected to avoid, overcome or obtain or cause to be obtained a commercially reasonable substitute therefor. Such causes may include, without limitation, the following: flood, earthquake, tornado, storm, fire, explosion, public emergency, civil disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority (whether valid or invalid), and action or non-action by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority; however, no Party shall be relieved of its obligations hereunder, if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of an uncontrollable force shall give prompt notice of such fact to the other, followed by written confirmation of that notice, and shall exercise due diligence to remove such inability with all reasonable dispatch. The provisions of this paragraph, however, shall not affect a Party's right to terminate this Agreement under the provisions of Paragraph
            6.3 above.

      8.7 Limitation of Liability. The exclusive measure of damages recoverable from claims arising from, under or in connection with the Agreement, whether arising by negligence, intended conduct or otherwise shall be limited to actual damages only and such damages shall be the sole and exclusive remedy hereunder and all other remedies or damages are waived. In no event shall any Party be liable for any incidental, consequential, punitive, exemplary or indirect damages, lost profits or other business interruption damages, lost or prospective profits, in tort, contract or otherwise. The provisions of this Paragraph 7.6 shall survive the termination of this Agreement.

      8.8 Amendment. This Agreement may not be changed orally, but only by an agreement in writing signed by the Party or parties to be charged thereby.

      8.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of New York, including its choice of law rules. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such Party at its address provided for the giving of notices under Section 13(c) above, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

      8.10 No Partnership or Agency. This agreement does not constitute a joint venture or partnership by the parties, and each Party is entering into this Agreement as a principal and not as an agent of the other.

      8.11 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, and the extent of such invalidity or unenforceability shall not be deemed to destroy the basis of the bargain among the parties as expressed herein, and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      8.12 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

      8.13 Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

Quintel Communications, Inc.

By:
         Name:
         Title:


LCSG GOLF, INC.

By:
         Name:
         Title:

                                  SCHEDULE 1.5

                           Exclusive Quintel Products

Long distance telephone service
cellular telephone service
satellite dishes
mortgages
credit cards

                                  SCHEDULE 1.9

                                  LCSG WEBSITES

golfuniverse.com
golfpromo.net
playgolfnow.com
universecybermall.com

                                   SCHEDULE 4

                               Option Certificate

                                  SCHEDULE 4-1

                          Registration Rights Agreement


                                       16